Exhibit 99.2

Fennec Announces Pricing of Public Offering

Research Triangle Park, N.C., December 8, 2017 – Fennec Pharmaceuticals Inc. (NASDAQ:FENC) (TSX:FRX), a biotechnology company focused on the development of PEDMARKTM (a unique formulation of sodium thiosulfate (STS)) for the prevention of platinum-induced ototoxicity from cisplatin in pediatric cancer patients, today announced the pricing of its underwritten public offering of 2,352,950 common shares at a public offering price of $8.50 per share. In addition, Fennec has granted the underwriters a 30-day option to purchase up to an additional 352,942 common shares. Fennec anticipates the total gross proceeds from the offering (before deducting the underwriting discounts and offering expenses) will be approximately $20 million, excluding any exercise of the underwriters’ option to purchase additional shares. The offering is expected to close on December 12, 2017, subject to customary closing conditions.

Wedbush PacGrow is acting as the sole book-running manager for the proposed offering. H.C. Wainwright & Co. is acting as the co-manager.

Fennec plans to use the net proceeds from this offering for obtaining regulatory approvals, the potential launch of PEDMARKTM, and working capital and general corporate purposes.

The common shares are being offered by the Company pursuant to a registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). The offering will be made only by means of a prospectus. A final prospectus supplement and an accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus, when filed with the SEC, may also be obtained from Wedbush Securities Inc., Two Embarcadero Center, Suite 600, San Francisco, CA 94111, Attn: ECM Prospectus Department, by calling 415-274-6819, or by email at Vinnie.Devone@wedbush.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities will not be offered or sold, directly or indirectly, in Canada or to any resident of Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause the company’s actual activities or results to differ materially from those expressed or implied in such forward-looking statements, including risks and uncertainties described under the heading “Risk Factors” in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

About PEDMARK™ (Sodium Thiosulfate (STS))

Cisplatin and other platinum compounds are essential chemotherapeutic components for many pediatric malignancies. Unfortunately, platinum-based therapies cause ototoxicity in many patients, and are particularly harmful to the survivors of pediatric cancer.

In the U.S. and Europe there is estimated that over 7,000 children are diagnosed with low-to-intermediate risk cancers that may receive platinum based chemotherapy. Low-to-intermediate risk cancers that receive platinum agents may have overall survival rates of greater than 80% further emphasizing the quality of life after treatment. The incidence of hearing loss in these children depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

STS has been studied by cooperative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, The Clinical Oncology Group Protocol ACCL0431 and SIOPEL 6. Both studies are closed to recruitment. The COG ACCL0431 protocol enrolled one of five childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, and medulloblastoma. SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc., is a specialty pharmaceutical company focused on the development of PEDMARK™ for the prevention of platinum-induced ototoxicity in pediatric patients. STS has received Orphan Drug Designation in the US in this setting. For more information, please visit www.fennecpharma.com.

Contact

Rosty Raykov

Chief Executive Officer

Fennec Pharmaceuticals Inc.

T: (919) 636-5144